As Filed With the Securities and Exchange Commission on April 3, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
EMCORE CORPORATION
(Exact name of registrant as specified in its charter)
_____________________

New Jersey (State or other jurisdiction of incorporation or organization)	2015 W. Chestnut Street Alhambra, California 91803	22-2746503 (I.R.S. Employer Identification Number)
(Address, including zip code, of Principal Executive Offices)

_____________________
EMCORE Corporation
2019 Equity Incentive Plan
EMCORE Corporation 2010 Equity Incentive Plan (As Amended and Restated on June 14, 2011)
(Full title of the plan)
_____________________
Ryan Hochgesang
Vice President, General Counsel
EMCORE Corporation
2015 W. Chestnut Street
Alhambra, California 91803
(Name and address of agent for service)

(626) 293-3400
(Telephone number, including area code, of agent for service)
_____________________
With Copies To:

Shelly Heyduk, Esq.
O'Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
(949) 823-6900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Large accelerated filer ☐ Accelerated filer ☑ Non-accelerated filer ☐ Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	3,000,000(1)(3) shares	N/A(2)	N/A(2)	N/A(2)

(1)
This Registration Statement covers, in addition to the number of shares of EMCORE Corporation, a New Jersey corporation (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the EMCORE Corporation 2010 Equity Incentive Plan (As Amended and Restated on June 14, 2011) (the “2010 Plan”) and the EMCORE Corporation 2019 Equity Incentive Plan (the “2019 Plan”) as a result of one or more adjustments under such plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
The filing fee for the registration of the offer of shares under the 2010 Plan was paid in full upon the filing of the Form S-8 Registration Statement on July 25, 2011 (the “2011 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2019 Plan on the 2011 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.

(3)
As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2011 Form S-8 for issuance under the 2010 Plan may be issued under the 2019 Plan once they are no longer issuable pursuant to the 2010 Plan.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE
The Company previously filed the 2011 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 3,000,000 shares of Common Stock pursuant to the 2010 Plan.
On December 14, 2018, the Company’s Board of Directors adopted the 2019 Plan. The Company’s stockholders approved the 2019 Plan at the Company’s annual meeting of stockholders held on March 22, 2019 (the “2019 Annual Meeting”). Upon stockholder approval of the 2019 Plan, the Company’s authority to grant new awards under the 2010 Plan terminated, and a total of 29,238 shares of Common Stock that had been available for new award grants under the 2010 Plan immediately prior to the 2019 Annual Meeting became available for award grants under the 2019 Plan. As provided in the 2019 Plan, any shares of the Company’s common stock subject to awards outstanding under the 2010 Plan on March 22, 2019 that expire, are cancelled or otherwise terminate without such shares being issued under the 2010 Plan after such date will be available for award grant purposes under the 2019 Plan. As of the date of the 2019 Annual Meeting, a total of 60,490 shares were subject to awards then outstanding under the 2010 Plan. The number of shares available for new award grants under the 2010 Plan immediately prior to the 2019 Annual Meeting and the number of shares subject to awards then outstanding under the 2010 Plan as of the date of the 2019 Annual Meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 2010 Plan are referred to herein as the “Transferred Shares.”
The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2011 Form S-8 to register the offer of the Transferred Shares under the 2019 Plan (as such shares would no longer be issuable under the 2010 Plan). As of the date of filing of this Post-Effective Amendment No. 1 to Form S-8, zero shares of the Company’s common stock that were originally subject to awards granted under the 2010 Plan have expired or were cancelled or terminated after the 2019 Annual Meeting, and have become available for award grant purposes under the 2019 Plan, and an additional 60,490 shares of the Company’s common stock are subject to awards that remain outstanding under the 2010 Plan but may become Transferred Shares in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2010 Plan that may become Transferred Shares available for offer under the 2019 Plan is 89,728 shares (which is the sum of (i) 29,238 shares, the number of shares available for new award grants under the 2010 Plan immediately prior to the 2019 Annual Meeting, (ii) zero shares, the number of shares that were subject to awards granted under the 2010 Plan that expired or were cancelled or terminated after the 2019 Annual Meeting, and (iii) 60,490 shares, the number of shares that are subject to awards that remain outstanding under the 2010 Plan but may become Transferred Shares in the future (with outstanding performance awards being counted at maximum performance level)).

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2018, filed with the Commission on December 4, 2018 (Commission File No. 001-36632);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2018, filed with the Commission on February 6, 2019 (Commission File No. 001-36632);

(c)
The Company’s Current Reports on Form 8-K, filed with the Commission on December 4, 2018, (with respect to Item 5.02 and the corresponding Item 9.01 only), December 19, 2018, January 15, 2019 and March 27, 2019 (Commission File No. 001-36632); and

(d)
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 26, 1997 (Commission File No. 000-22175), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify a corporate agent made a party to a proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that such person was a corporate agent, against expenses and liabilities in connection with any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding (other than a proceeding by or in the right of the corporation) has no reasonable cause to believe his or her conduct was unlawful.
The Company’s Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company’s directors for monetary damage resulting from breaches of their fiduciary duty, and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement, or payment of a judgment under certain circumstances. The Company has also entered into indemnification agreements with each of its executive officers and directors. The form of such indemnification agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 14, 2012.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits.
See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alhambra, State of California, on April 3, 2019.
EMCORE CORPORATION

By: /s/ Mark A. Gordon
Mark A. Gordon
Interim Principal Financial and Accounting Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Jeffrey Rittichier and Ryan Hochgesang, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey Rittichier Jeffrey Rittichier	Chief Executive Officer, Director (Principal Executive Officer)	April 3, 2019
/s/ Mark A. Gordon Mark A. Gordon	Interim Principal Financial and Accounting Officer	April 3, 2019
/s/ Stephen L. Domenik Stephen L. Domenik	Director	April 3, 2019
/s/ Gerald J. Fine, Ph.D. Gerald J. Fine, Ph.D.	Director	April 3, 2019
/s/ Rex S. Jackson Rex S. Jackson	Director	April 3, 2019

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
EMCORE Corporation 2019 Equity Plan. (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 27, 2019 (Commission File No. 001-36632) and incorporated herein by this reference.)

4.2
EMCORE Corporation 2010 Equity Incentive Plan (As Amended and Restated on June 14, 2011). (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2011 (Commission File No. 000-22175) and incorporated herein by this reference.)

5.1
Opinion of Dillon, Bitar & Luther, L.L.C. (Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on July 25, 2011 (Commission File No. 333-175777) and incorporated herein by this reference.)

5.2	Opinion of O'Melveny & Myers LLP (opinion re legality).
23.1	Consent of KPMG LLP (consent of independent registered public accounting firm)
23.2	Consent of Dillon, Bitar & Luther, L.L.C. (included in Exhibit 5.1).
23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included in this Registration Statement under "Signatures").